PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), is made and entered into as of the 28th day of August, 2020 (the “Effective Date”), by and between IEC Electronics corp, a Delaware corporation with a mailing address of 105 Norton Street, Newark, New York 14464 (“Purchaser”) and ROCHESTER DRUG CO-OPERATIVE, INC., a New York cooperative corporation, with a mailing address of 50 Jet View Drive, Rochester, New York 14624 (“Seller”). The Seller and Purchaser are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS:
A.    WHEREAS, Seller is the owner of that certain real property located at 50 Jetview Drive, Chili, New York, which is more particularly described on Exhibit A attached hereto (the “Land”).
B.    WHEREAS, Seller is currently the debtor in a voluntary case (the “Bankruptcy Case”) commenced under chapter 11 of the Bankruptcy Code (the “Bankruptcy Code”) pending before the United States Bankruptcy Court for the Western District of New York (the “Bankruptcy Court”) pursuant to which it intends to sell the Purchased Assets pursuant to sections 105 and 363 of the Bankruptcy Code;
C.    WHEREAS, Seller’s principal business is to warehouse, merchandise, and then distribute, drugs, pharmaceutical supplies, medical equipment and other merchandise commonly sold in drug stores, pharmacies, health and beauty stores, and durable medical equipment businesses; and
D.    WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Purchased Assets in a sale authorized by the Bankruptcy Court, free and clear of all Liens, Claims, Encumbrances and Interests, pursuant to sections 105 and 363 of the Bankruptcy Code.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser, intending to be legally bound, hereby agree as follows:
Article I
DEFINITIONS
For purposes of this Agreement (including any Exhibits or Schedules attached hereto), the following terms shall have the meanings indicated below, unless the context clearly requires otherwise:
“Affiliate” shall mean, with respect to a specified Person, any other Person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person; provided that such Person shall be deemed an Affiliate for only so long as such control exists. For purposes of this definition, the term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Appurtenances” shall mean all right, title and interest of Seller, if any, in any street, road or avenue, open or proposed, in front of or adjoining the Land, or any part thereof, to the centerline thereof, together with all right, title and interest of Seller in or to the use of any easements or rights-of-way appurtenant to the Land, all tenements, hereditaments, privileges and appurtenances thereto belonging or in any way appertaining or relating thereto.
“Bankruptcy Case” shall have the meaning given to it in the Recitals to this Agreement.
“Bankruptcy Code” shall have the meaning given to it in the Recitals to this Agreement.
“Bankruptcy Court” shall have the meaning given to it in the Recitals to this Agreement.
“Bargain and Sale Deed” shall mean the deed to be delivered at Closing by the Seller to the Purchaser substantially in the form attached hereto as Exhibit B.
“Bidding Procedures” shall mean the bid procedures governing the process by which the sale of the Purchased Assets shall occur, which are attached to the Bidding Procedures Order as Exhibit 1 .
“Bidding Procedures Order” shall mean the order of the Bankruptcy Court approving the Bid Procedures entered by the Bankruptcy Court in the Bankruptcy Case.
“Bill of Sale” shall mean the bill of sale to be delivered at Closing by the Seller to the Purchaser in the form attached hereto as Exhibit C.
“Books and Records” means, collectively, all documents, lists and files relating or pertaining to the Purchased Assets.
“Business Day(s)” shall mean calendar days other than Saturdays, Sundays and days on which banking institutions in New York are authorized by Law to close.
“Claim” means any claim within the meaning of section 101(5) of the Bankruptcy Code.
“Contract” shall mean any agreement, contract, license, arrangement, commitment, promise, obligation, right, instrument, document or other similar understanding, whether written or oral, pertaining to the Seller and/or the Purchased Assets.
“Deferred Prosecution Agreement” means the April 22, 2019 Deferred Prosecution Agreement between the Seller and the Office of the United States Attorney for the Southern

District of New York filed on April 23, 2019 in the United States District Court for the Southern District of New York, United States v. Rochester Drug Co-Operative, Inc., Case No. 19-CR-290.
“Encumbrance” means any claim, community or other marital property interest, condition, equitable interest and voting (in the case of any security or equity interest).
“Equipment” means all appliances, conveyor systems, robotics, racking, automation systems, office equipment and furniture, machinery, and/or personal property (collectively, the “Equipment”) owned by Seller that are actually located on the Improvements or the Real Property as of the Effective Date.
“Excluded Assets” shall mean all rights, benefits or property of Seller which are not Purchased Assets, including but not limited to those items set forth on Schedule 1 attached hereto and made a part hereof.
“Excluded Liabilities” shall mean, collectively, any and all Liabilities, Claims, Liens, Encumbrances, and Interests of the Seller of any kind or description.
“Final Order” shall mean an Order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in the Bankruptcy Case or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for a new trial, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial reargument or rehearing thereof has been sought, such Order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such Order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such Order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such Order, shall not cause such Order not to be a Final Order.
“Governmental Authorization” means any consent, approval, waiver, license, permit, certificate of authority, registration, franchise, right, Order or notice, qualification or similar right issued, granted, given, or required by or under the authority of any Governmental Body or pursuant to any Law.
“Governmental Body” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental entity, department, agency, board, bureau, commission, administration, court or authority of any nature, including, but not limited to: (i) New York Department of Environmental Protection; (ii) New York Department of Labor and Workforce Development; (iii) Federal Drug Administration; (iv) United States Drug Enforcement

Administration; and (v) the United States Attorney for the Southern District of New York, and any of their equivalent authorities or bodies in any foreign jurisdiction.
“Hazardous Substance” means any pollutants, contaminants, NORM and other radioactive materials, chemicals, petroleum, petroleum products, or hydrocarbons, asbestos or any asbestos-containing material, per- and polyfluoroalkyl substances, polychlorinated biphenyls or industrial, toxic or hazardous substances and any “contaminant,” “pollutant”, “hazardous waste,” “hazardous material”, “hazardous substance”, “extremely hazardous substance” or “toxic substance” or words of similar import under any applicable Law relating to the environment or human health and safety.
“Improvements” means all improvements located on the Land, together with all fixtures thereon and attached thereto.
“Interest” means any interest within the meaning of section 363(f) of the Bankruptcy Code, including any interest of a Governmental Body, and all other interests, pledges, security interests, rights of setoff, successor liabilities, conditions, obligations to allow participation, agreements or rights, rights asserted in litigation matters, competing rights of possession, obligations to lend, matters filed of record that relate to, evidence or secure an obligation of the Sellers (and all created expenses and charges) of any type under, among other things, any document, instrument, agreement, affidavit, matter filed of record, cause, or state or federal law, whether known or unknown, legal or equitable, and all liens, rights of offset, replacement liens, adequate protection liens, charges, obligations.
“Knowledge of Seller” or any other similar knowledge qualification means the knowledge of the officers of the Seller, after due inquiry (or knowledge one would have after due inquiry), including due inquiry of any other appropriate employees of Seller.
“Land” shall have the meaning given to it in the Recitals to this Agreement.
“Laws” means all federal, state and local laws, ordinances, rules, regulations, standards, and Orders.
“Leases” means all leases, subleases, licenses, concessions, options, extension letters, assignments, termination agreements, subordination agreements, nondisturbance agreements, estoppel certificates and other agreements, whether written or oral, and any amendments or supplements to any of the foregoing, related to the Purchased Assets including, but not limited to, that certain lease between James L. Robfogel to Sprint Spectrum L.P dated July 8, 1997 (the “Spectrum Lease”).
“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due).
“Lien” means any charge against or Interest in the Purchased Assets to secure payment of a debt or performance of an obligation (statutory or otherwise), deed of trust, transfer restriction under any shareholder or similar agreement, mortgage, pledge, security interest, security agreement, hypothecation, preference, priority, right of recovery, order of any Governmental Body, of any kind or nature (including (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (ii) any assignment or deposit arrangement in the nature of a security device, and (iii) any Leases; provided, however, that “Lien” shall not be deemed to include any license of intellectual property).
“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body.
“Permitted Exceptions” shall mean (i) any matters of record or “survey exceptions” which do not materially interfere with the use or ownership of the Purchased Assets, including, but not limited to, current taxes and assessments not yet delinquent and taxes and assessments for subsequent years; covenants, restrictions, reservations, rights, rights of way, easements and other matters of record; and any encroachments, (ii) all zoning ordinances or statutes and building, use and occupancy restrictions of public record, (iii) all public and private roads and easements and (iv) and those matters determined to be Permitted Exceptions as set forth in Section 10.3 herein.
“Person” shall mean any individual, corporation, Governmental Body, general or limited partnership, limited liability company, joint venture, estate, trust, association, or other legal organization.
“Proceeding” shall mean any action, demand, complaint, inquiry, suit, injunction, dispute, arbitration, audit, hearing, investigation, litigation, citation, notice of violation (or similar notice), or suit (whether civil or criminal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Person.
“Purchased Assets” means, except for the Excluded Assets, the Real Property and the Equipment, owned by Seller that are actually located on the Improvements or the Real Property as of the Effective Date as more particularly described on Exhibit A attached hereto. The foregoing is collectively hereinafter referred to as the “Purchased Assets.”
“Real Property” means the Land, the Improvements, and the Appurtenances.
“Representative” shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.
“Sale Order” shall mean an Order of the Bankruptcy Court pursuant to the Bankruptcy Code approving this Agreement.
“Tax” and “Taxes” shall mean individually or collectively, as appropriate, any and all U.S. or non-U.S., federal, state, county, local, municipal or other taxes, charges, imposts, rates, fees, levies or other assessments.

“Title Company” shall mean a nationally recognized title company to be selected by Purchaser.
“U.S. Civil Settlement” shall mean the settlement between the Seller and the United States pursuant to a Stipulation and Order of Settlement and Dismissal filed on April 23, 2019 in the United States District Court for the Southern District of New York, United States v. Rochester Drug Co-Operative, Inc., Case No. 19-cv-3568.
“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act or any similar state or local law.
Article II
AGREEMENTS TO SELL AND PURCHASE; RELATED MATTERS
2.1    Agreement to Sell and Purchase the Purchased Assets. On the Closing Date, subject to the performance by the Parties of the terms and provisions of this Agreement and satisfaction of the terms and conditions set forth in the Sale Order, the Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, the Purchased Assets, free and clear of all Liens, Claims, Encumbrances and Interests, except for the Permitted Exceptions.
2.2    Excluded Liabilities. Notwithstanding any document that may suggest otherwise, the Purchaser is not assuming and will have no obligation or responsibility to assume, perform, or discharge any of the Excluded Liabilities, all of which shall remain the sole responsibility and obligation of the Seller.
2.3    No Assigned Contracts or Leases. Notwithstanding any document that may suggest otherwise, the Purchaser is not assuming and will have no obligation to assume, perform, or discharge any Contracts or Leases, all of which shall remain the sole responsibility and obligation of the Seller. During the period from the Effective Date until the Closing Date, Seller shall not enter into any Lease without Purchaser’s prior written consent.
2.4    Competing Transactions; Bankruptcy Court Approval. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing bids for the Purchased Assets pursuant to the Bidding Procedures Order and the Bidding Procedures approved thereby (each, a “Competing Bid”). Until the transactions contemplated by this Agreement are consummated, Seller may perform any and all other acts related to seeking a Competing Bid as provided under the Bankruptcy Code, the Bidding Procedures Order or other applicable Law, including but not limited to supplying information relating to the Purchased Assets to prospective purchasers.
2.5    Maintenance and Repairs. During the period from the Effective Date until the Closing Date, Seller shall cause the Real Property to be maintained in substantially the same manner as prior to the Effective Date pursuant to Seller’s normal course of business. Seller shall not cause or make any new improvements, alterations, or demolition to the Real Property.

Article III
PURCHASE PRICE
3.1    Purchase Price. The Purchase Price for the Purchased Assets shall be FIVE MILLION TWO HUNDRED FIFTY THOUSAND 00/100 Dollars ($5,250,000.00) (the “Purchase Price”), payable as follows:
3.2    Deposit. On the Effective Date, Purchaser deposited in escrow with the Title Company an earnest money deposit of Five Hundred Twenty Five Thousand Dollars ($525,000.00) (the “Good Faith Deposit”). The Good Faith Deposit shall be held and applied to the Purchase Price at Closing in accordance with the terms of this Agreement.
3.3    Balance. The balance of the Purchase Price shall be paid, plus or minus closing adjustments, as the case may be, in wire transferred funds of U.S. currency to the Title Company for disbursement to Seller at Closing in accordance with the terms of the Sale Order.
3.4    Tax Allocation of the Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with the IRS Form 8594, Asset Acquisition Statement Under Section 1060 as agreed by the respective accountants of Purchaser and Seller prior to the Closing Date (the “Allocation”). The Allocation will be binding on Purchaser and Seller and their respective successors and assigns. The Seller and the Purchaser shall file their respective Tax returns in accordance with such allocation and shall not take any position inconsistent with the Allocation.
Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller makes no representations or warranties, express or implied, except those expressly contained or incorporated in this Agreement. All of the representations and warranties of Seller contained in this Agreement are made as of the Effective Date, then certified at the Closing pursuant to Section 7.1(a)(viii) and except as otherwise set forth herein, shall merge with the Deed and shall not survive the Closing. Subject to the foregoing, Seller represents and warrants unto Purchaser as of the Effective Date, as follows:
4.1    Organization. Seller is a cooperative corporation duly organized, lawfully and validly existing under the Laws of the State of New York and, pursuant and subject to the terms of the Final Sale Order, has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.
4.2    Power and Authority. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement, the documents and instruments referenced herein, and the consummation of the transaction contemplated hereby. No consent, authority, licensing, or approval of any partner, shareholder, trustee, trustor, beneficiary, creditor, investor, Governmental Body or regulatory authority or other Person is required for Seller to execute and deliver this Agreement and the instruments and documents referenced herein or consummate the transaction contemplated by this Agreement.

The individual executing this Agreement and the instruments referenced herein on behalf of Seller and the partners of Seller, if any, have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.
4.3    Non-contravention. To Seller’s Knowledge, the execution and delivery by Seller of this Agreement or any of the documents or instruments referenced herein or the consummation of the transaction contemplated hereby, or compliance by Seller with any of the provisions hereof or thereof will not (i) conflict with, or result in any violation of or a default (with or without notice of lapse of time, or both) under, or give rise to a right of termination, amendment, acceleration or cancellation under any provision of, any contract or permit to which Seller is a party or by which the Seller is bound; (ii) violate any provision of the organizational documents of the Seller; (iii) violate in any material respect any Law or Order applicable to the Purchased Assets; (iv) result in the imposition of any Lien on the Purchased Assets.
4.4    Consents. Upon entry of the Sale Order, no Governmental Authorization or declaration, filing or registration with or any notification to any Governmental Body or regulatory authority or any other third Person is required in connection with the execution, delivery or performance by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby.
4.5    Foreign Person. Seller is not a “foreign person” as defined in §1445(f)(3) of the Internal Revenue Code and regulations promulgated thereunder, which Seller shall so certify at Closing.
4.6    Liens. At the Closing, Seller will own and convey the Purchased Assets free and clear of all Liens, Claims, Encumbrances and Interests other than the Permitted Exceptions, as provided in the Sale Order.
4.7    Contracts. To Seller’s Knowledge, Seller has not entered into any Contracts that will be binding upon Purchaser after the Closing. Each of the Contracts can and, at Purchaser’s option, will be terminated by Seller on or before the Closing Date. To Seller’s Knowledge, Seller has performed all of its obligations under each of the Contracts and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default by any party under any of the Contracts.
4.8    Leases. To Seller’s Knowledge, other than the Spectrum Lease and Leases, if any, there are no contracts, leases, options, rights of first refusal, or any similar rights affecting the Real Property. True, correct, and complete copies of the Leases have been delivered to Purchaser. To Seller’s Knowledge, the Leases are in good standing and in full force and effect in accordance with their respective terms and have not been modified, amended, terminated, renewed, or extended, except as set forth in the applicable Lease. To Seller’s Knowledge, none of the parties to any Lease is in default of any of its obligations thereunder and no event has occurred that, with the giving of notice or passage of time, or both, would constitute a default thereunder.

4.9    Title. The Sale Order shall provide the transfer of the Purchased Assets, to the Purchaser, free and clear of all Liens, Claims, Encumbrances and Interests, other than Liens which will be divested from the Purchased Assets by the Sale Order and other that the Permitted Exceptions. Upon the completion of the transactions contemplated hereby, the Purchaser will be vested with good and marketable title to the Purchased Assets, free and clear of all Liens, Claims, Encumbrances and Interests other than the Permitted Exceptions, as provided in the Sale Order.
4.10    Complete Disclosure. No representation or warranty made by the Seller in this Agreement contains or will contain any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein and therein not misleading.
4.11    Insurance. Seller maintains and shall maintain insurance coverage for the Purchased Assets on substantially the same terms and conditions as on coverage on similar assets in Rochester, New York in full force and effect from the date hereof until the Closing Date and shall not take any action that would result in the insurance being terminated. Seller shall provide evidence of same to Purchaser within two (2) Business Days of the Effective Date.
4.12    Litigation and Proceedings. To Seller’s Knowledge, and except for matters listed on Seller’s bankruptcy schedules, and except for Claims or pleadings filed with the Bankruptcy Court, there is no legal, administrative or arbitration Proceeding, suit, action of any nature or Order, judgment, writ, injunction, award, or decree, claim, investigation or inquiry relating to any Purchased Assets or the transactions contemplated by this Agreement, pending or asserted against Seller, by or before any Governmental Body or by or on behalf of any Person. To Seller’s Knowledge, no written notice has been issued to the Seller with respect to any pending or contemplated changes in any applicable Law that may adversely affect the use, management, or operation of the Purchased Assets. Seller has not received (or has any actual knowledge of) any written notice or request from any insurance company or holder of any mortgage requesting the performance of any work or alteration in respect of any part of the Purchased Assets which has not been substantially completed. To Seller’s Knowledge, there is no Proceeding pending that challenges, or that is reasonably likely to have the effect of preventing, delaying, or rendering illegal any of the transactions contemplated by this Agreement.
4.13    Environmental Matters. Seller has not placed any, and to Seller’s Knowledge, there are no Hazardous Materials installed, stored in, or otherwise existing at, on, in, or under the Real Property in violation of any Environmental Laws. “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials. “Environmental Laws” means, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal, state, county, municipal, and other local laws governing or relating to Hazardous Materials or the environment together with their implementing regulations, ordinances, and guidelines.
4.14    Tax Matters. As of the end of the day on the Closing Date there will not be, any liability for Taxes affecting the Purchased Assets for which the Purchaser will at any time have any liability for payment.
4.15    Survival. The representations and warranties of Seller set forth in this Article IV shall not survive the Closing.
Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER.
Purchaser represents and warrants unto Seller as follows:
5.1    Organization. Purchaser is a Delaware corporation duly organized, lawfully and validly existing under the Laws of the State of Delaware and has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.
5.2    Power and Authority. All requisite action (corporate, trust, partnership or otherwise) has been taken by Purchaser in connection with entering into this Agreement, the documents and instruments referenced herein, and the consummation of the transaction contemplated hereby. Upon the issuance of the Final Sale Order, no consent, authority, licensing or approval of any partner, shareholder, trustee, trustor, beneficiary, creditor, investor, Governmental Body or regulatory authority or other Person is required for Purchaser to execute and deliver this Agreement and the instruments and documents referenced herein or consummate the transaction contemplated by this Agreement. The individual executing this Agreement and the instruments referenced herein on behalf of Purchaser and the partners of Purchaser, if any, have the legal power, right, and actual authority to bind Purchaser to the terms and conditions hereof and thereof.
5.3    Non-contravention. Upon the issuance of the Final Sale Order, the execution and delivery by Purchaser of this Agreement or any of the documents or instruments referenced herein or the consummation of the transaction contemplated hereby, or compliance by Purchaser with any of the provisions hereof or thereof will not (i) violate any organizational documents of the Purchaser; or (ii) violate any Law or Order applicable to the Purchaser.
5.4    Consents. Other than the Final Sale Order, no approval, consent or authorization of, or declaration, filing or registration with or any notification to any Governmental Body, regulatory authority or any other third Person is required in connection with the execution, delivery or performance by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby.

5.5    Sufficient Funds.    Purchaser will have as of the Closing, sufficient funds in cash in its possession to pay the cash portion of the Purchase Price as the same become due and payable under this Agreement.
5.6    Certain Relationships. Purchaser represents and warrants to Seller (i) that neither Purchaser nor any person or entity that directly or indirectly owns any interest in Purchaser nor any of its officers, directors or members is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the U.S. Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, but not limited to, Executive Order 13224 (“Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (ii) that Purchaser’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”), and (iii) that so long as this Agreement is in full force and effect, Purchaser shall comply with the Executive Order and with the Money Laundering Act.
5.7    Foreign Person. Purchaser is not a “foreign person” as defined in §1445(f)(3) of the Internal Revenue Code and the regulations promulgated thereunder.
Article VI
CONDITIONS TO CLOSING
6.1    Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions:
(a)    Proceedings; Orders. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that (i) is in effect and (ii) has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of such transactions.
(b)    Sale Order. The Bankruptcy Court shall have entered the Final Sale Order in the form set forth herein with such changes as are mutually agreed to by the Seller and Purchaser, each in the exercise of its respective sole discretion.
(c)    Regulatory Approvals. Any required governmental licensing or regulatory approval or consent, if any, is obtained by Seller and/or Buyer.
6.2    Additional Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the transactions contemplated hereby are subject to satisfaction or waiver of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of such date).
(b)    Agreements and Covenants. The Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.
(c)    Documents. All of the documents, instruments and agreements required to be executed and/or delivered by Seller on or prior to Closing pursuant to Section 7.1(a) of this Agreement shall have been executed by the parties thereto other than the Purchaser and delivered to the Purchaser.
(d)    Bulk Sales. Purchaser shall have complied with or waived the provisions of the New York Tax Law related to bulk sales or transfers. Seller shall fully cooperate with Purchaser in the filing of all documents necessary to obtain bulk sales tax clearance. If Purchaser receives of a Notice of Claim for possible sales and use taxes owed by Seller pursuant to New York Tax Law Section 1141(c) and rules and regulations promulgated thereunder, Seller shall be required to establish with Purchaser’s attorney an escrow as a precondition to Closing, at the option of Buyer, in an amount equal to the balance of the Purchase Price under this Agreement which is due at Closing. The escrow shall be held to fund the Seller’s liability for sales and use tax, with any surplus monies after payment of all such sales and use taxes owed by Seller to be refunded to Seller.
6.3    Additional Conditions to Obligations of the Seller. The obligations of the Seller to effect the transactions contemplated hereby are subject to satisfaction or waiver by the Seller of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of such date).
(b)    Agreements and Covenants. The Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.
(c)    Documents. All of the documents, instruments and agreements required to be executed and/or delivered by Purchaser on or prior to Closing pursuant to Section 7.1(b) of this Agreement shall have been executed by the parties thereto other than the Seller and delivered to the Seller.
Article VII
CLOSING; DELIVERIES AND ACTIONS TAKEN AT THE CLOSING.

7.1    Closing Date. Purchaser and Seller shall close this transaction (the “Closing”) no later than the date that is fifteen (15) Business Days after the date that the Sale Order becomes a Final Sale Order (the “Closing Date”). The Closing shall be held via escrow and wire transfer through the offices of the Title Company.
(a)    Deliveries by the Seller at the Closing. At the Closing, Seller shall cause to be executed and delivered to the Title Company the following documents with respect to the Purchased Assets being conveyed:
(i)    a duly executed and acknowledged Bargain and Sale Deed (the “Deed”);
(ii)    two (2) counterparts of a closing statement setting forth all closing adjustments and prorations for the Purchased Assets to be prepared by the Title Company;
(iii)    a Non-Foreign Person Affidavit signed by Seller;
(iv)    an information for real estate 1099-S report filing form;
(v)    a certified copy of the final and non-appealable Sale Order of the Bankruptcy Court authorizing and approving the sale of the Purchased Assets to Purchaser free and clear of any and all Liens, Claims, Encumbrances and Interests except for the Permitted Exceptions pursuant to Sections 105 and 363 of the Bankruptcy Code which Sale Order has become a Final Order (the “Final Sale Order”). The Final Sale Order shall contain, among other terms, the following provisions:
(a)    that the terms and conditions of the sale of the Purchased Assets to Purchaser are approved;
(b)    that the sale of the Purchased Assets to Purchaser is free and clear of any and all Liens, Claims, Encumbrances and Interests, except for the Permitted Exceptions, of any kind or nature whatsoever, including, but not limited to, any obligations or requirements of the Seller under the Deferred Prosecution Agreement and the U.S. Civil Settlement pursuant to section 363(f) of the Bankruptcy Code;
(c)    that the Purchaser would not have agreed to this Agreement if the sale was not free and clear of any and all Liens, Claims, Encumbrances, and Interests of any kind and nature whatsoever except for the Permitted Exceptions or if Purchaser would, or in the future could, be liable or otherwise responsible for any of the foregoing under any theory of law or in equity;
(d)    that Seller has the authority to transfer the Purchased Assets to Purchaser;
(e)    that the Purchase Price constitutes fair value for the Purchased Assets;

(f)    that Purchaser acted in good faith in all respects and that Purchaser and its assignees and designees are entitled to the protections of section 363(m) of the Bankruptcy Code;
(g)    that notice of the transactions contemplated hereby was good and sufficient and was provided timely to all parties in interest in the Bankruptcy Case who are entitled or required to receive notice pursuant to the Federal Rules of Bankruptcy Procedure, the Local Rules of the Bankruptcy Court, or other applicable Law;
(h)    that Seller is authorized and directed to consummate the sale of the Purchased Assets and to execute and deliver all agreements, instruments and documents reasonably necessary or desirable to consummate the sale of the Purchased Assets and to effectuate the provisions of the Final Sale Order;
(i)    that the sale process conducted by Seller and its agent was non-collusive, fair and reasonable and was conducted in good faith;
(j)    that Purchaser and Seller did not engage in any conduct which would allow the transaction contemplated by this Agreement to be set aside pursuant to section 363(n) of the Bankruptcy Code;
(k)    that Purchaser is not a successor to, or otherwise liable for, the Liabilities, Interests, Claims, settlements, fines, penalties, debts, responsibilities or obligations of Seller under any theory of law or in equity or for any purpose, including the Deferred Prosecution Agreement and the U.S. Civil Settlement;
(l)    that, pursuant to section 105 of the Bankruptcy Code, all creditors of Seller are enjoined from taking any actions against Purchaser or the Purchased Assets;
(m)    that Purchaser shall not be deemed a successor employer to Seller for purposes of any Liability arising under the WARN Act or any collective bargaining agreement or other labor or employment agreement; and
(n)    that the Final Sale Order is binding upon any successors to Seller, including any trustee that may be appointed in the Bankruptcy Case (including if such case is converted to a case under chapter 7 of the Bankruptcy Code);
(vi)    all other agreements, instruments, and documents of conveyance and transfer executed by Seller, in form and substance reasonably acceptable to Purchaser and/or the Title Company, as may be necessary or desirable to convey the Purchased Assets to

Purchaser free and clear of all Liens, Claims, Encumbrances and Interests subject to the Permitted Exceptions;
(vii)    legal, valid and binding UCC-3 termination statements or other documentation (in form and substance reasonably satisfactory to Seller, Purchaser and their respective counsel), in recordable form, sufficient to release any Lien against the Purchased Assets or to terminate any recordation or filing in respect thereof;
(viii)    a certificate dated as of the Closing Date and signed by the Seller, certifying that each of the conditions set forth in Sections 6.1 and 6.2 have been satisfied;
(ix)    the Bill of Sale, duly executed by the Seller; and
(x)    such other agreements, instruments, documents as are necessary to complete this transaction with such Seller obligation to survive the Closing.
(xi)    Assignment and Assumption of the Spectrum Lease.

(b)    Deliveries by the Purchaser at the Closing. At the Closing, Purchaser shall cause to be delivered to the Title Company the following:
(i)    the Purchase Price, in cash (subject to prorations and adjustments, including, but not limited to, a credit for the Deposit and any interest earned thereon) by no later than 1:00 p.m. (eastern time);
(ii)    two (2) counterparts of a closing statement setting forth all closing adjustments and prorations for the Purchased Assets to be prepared by the Title Company; and
(iii)    such other agreements, instruments, and documents as are necessary to complete this transaction.
Article VIII
TERMINATION
8.1    Termination. This Agreement may be terminated at any time prior to Closing:
(a)    by mutual agreement of Purchaser and Seller;
(b)    by Seller if the Closing shall not have occurred on or before the date that is fifteen (15) Business Days after the date of the Final Sale Order (as may be extended by written agreement of Purchaser and Seller) (the “Closing Date Deadline”); provided, however, that the Seller is not in material breach of any of its representations and warranties contained in this Agreement and has not failed in any material respect to perform any of its obligations hereunder;
(c)    by Purchaser if there shall have been a material breach by the Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in this Agreement, and such material breach or other event or condition shall be incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) calendar days after written notice thereof shall have been received by Seller; provided, that Purchaser is not in material breach of this Agreement as of such date;
(d)    by Seller, if there shall have been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in this Agreement, and such material breach or other event or condition shall be incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) calendar days after written notice thereof shall have been received by Purchaser; provided, that no Seller is in material breach of this Agreement as of such date; or
(e)    by Purchaser on or after the date the Final Sale Order ceases to be in full force and effect, or is revoked, rescinded, vacated, materially modified, reversed or stayed, or otherwise rendered ineffective by a court of competent jurisdiction.
Article IX
DUE DILIGENCE
9.1    Seller Deliveries. Within fifteen (15) Business Days after the Effective Date, Seller shall deliver to Purchaser copies of the following documents, solely to the extent that such documents exist and are in Seller’s possession, custody or control (collectively, the “Due Diligence Documents”):
(a)    All Phase I environmental reports relating to the Real Property;
(b)    The existing owner’s title insurance policy relating to the Purchased Assets obtained in connection with Seller’s acquisition of the Real Property; and
(c)    The existing survey relating to the Purchased Assets obtained in connection with Seller’s acquisition of the Real Property.
Upon the Effective Date, Seller shall make the Books and Records available to Purchaser and Purchaser’s Representatives. Nothing set forth herein shall be construed as creating an obligation of Seller to provide internal documents, including analyses or opinions of the Purchased Assets generated by or for Seller, or correspondence between third parties unaffiliated with Seller, or information, reports, studies, tests, or documents prepared for third parties unaffiliated with Seller, or information that Seller is not authorized to provide, share or deliver because of confidentiality obligations by which Seller is bound. The delivery of the Due Diligence Documents may be made by email attachments, access to an electronic data room, hard copy, or such other means as the Parties may mutually agree. Purchaser agrees to keep all of the Due Diligence Documents confidential. In providing the Due Diligence Documents to Purchaser, Seller makes no representation or warranty, express, written, oral, statutory, or implied, regarding the accuracy or completeness of the Due Diligence Documents, and all such representations and warranties are hereby expressly excluded and disclaimed, provided that Seller shall provide to Purchaser all of the Due Diligence Documents in Seller’s possession and make available to Purchaser all of the Books and Records. Purchaser understands that, although Seller will use commercially reasonable efforts to locate the Due Diligence Documents and make them available pursuant to this Agreement, Purchaser will not rely on such Due Diligence Documents as being a complete and accurate source of information with respect to the Purchased Assets and will instead in all instances rely exclusively on its own inspections and Seller’s representations and warranties with respect to all matters which it deems relevant to its decision to acquire, own and operate the Purchased Assets.
Article X
EVIDENCE OF TITLE.
10.1    Title Commitment. Within three (3) Business Days after the Effective Date, as evidence of title, Seller shall order an updated abstract of title with respect to the Purchased Assets (the “Title Report”).
10.2    Survey. Purchaser shall have the right to order a new survey of the Purchased Assets (the “Survey”), at Purchaser’s sole cost and expense and shall deliver copies of the Survey to Seller and the Title Company upon receipt.
10.3    Title Objections. Purchaser shall raise written objections to the Title Report and/or the Survey within fifteen (15) days following Purchaser’s receipt of the Title Report (the “Title Review Period”), as to any matter which renders the title to the Purchased Assets unmarketable (the “Title Objection Notice”), except for matters accepted according to the terms of this Agreement. Seller shall have five (5) Business Days after its receipt of the Title Objection Notice to notify Purchaser (“Seller’s Title Notice”) that Seller has decided to either: (i) remedy the title; or (ii) notify Purchaser that Seller is unable or unwilling to cure any such title defect, provided that if Seller fails to provide the Seller’s Title Notice, Seller shall be deemed to have elected not to cure or otherwise resolve Purchaser’s title objections. Purchaser may elect, by written notice to Seller within three (3) Business Days of Purchaser’s receipt of Seller’s Title Notice, to waive such defects and proceed with the Closing subject thereto. Purchaser’s failure to deliver any written notice shall be a conclusive presumption that Purchaser has approved the Title Report and the Survey and this Agreement shall remain in full force and effect. If Seller is unable or unwilling to remedy the title objections and Purchaser does not elect to waive such defects, then Purchaser may terminate this Agreement by providing written notice thereof to Seller by no later than the later to occur of (i) three (3) Business Days after receiving Seller’s Title Notice or after Seller is deemed to have elected not to cure any objections or (ii) the last day of the Title Review Period, in which event the Deposit shall be refunded forthwith in full termination of this Agreement. All matters affecting title to the Purchased Assets, including those items identified in the Title Report and/or the Survey not objected to by Purchaser within the time frame specified or which Seller is unwilling or unable to remedy shall be deemed to be Permitted Exceptions. If Purchaser fails to terminate this Agreement as provided above, then Purchaser shall be required to proceed to closing and take title to the Purchased Assets, subject to the Permitted Exceptions. After the Title Review Period, Purchaser may, by delivery of written notice to Seller, object only to other matters of title that (i) first arise, first appear of record, or are first created after the effective date of the Title Report, and (ii) materially and adversely impact the value or use of the Purchased Assets, as determined by Purchaser in the exercise of its reasonable discretion (“Subsequent Objections”). If Purchaser delivers any Subsequent Objections to Seller, then Seller shall notify Purchaser in writing on or before the date that is two (2) Business Days after the date of delivery to Seller of the Subsequent Objections (or, if such Subsequent Objections are delivered within two (2) days of the Closing Date, on or before 10:00 a.m. (eastern time) on the Closing Date) of Seller’s election to cure or not to cure prior to Closing such Subsequent Objections. If Seller fails to deliver a notice to Purchaser within two (2) Business Days after Seller’s receipt of the Subsequent Objections, Seller shall be deemed to have elected not to cure or otherwise resolve such Subsequent Objections. If Seller elects or is deemed to have elected not to cure such Subsequent Objections, then Purchaser shall have until the earlier to occur of (i) three (3) days following the date of Seller’s election or deemed election not to cure such Subsequent Objections, or (ii) 12:00 p.m. (eastern time) on the Closing Date to terminate this Agreement by written notice to Seller whereupon the Deposit shall be returned to Purchaser and the Parties shall be released from any further obligations hereunder, except for those which expressly survive termination of this Agreement.
Article XI
INSPECTION
11.1    Access to Purchaser. Subject to the terms and conditions contained herein, Purchaser and its agents shall have a period of thirty (30) days following the Effective Date (the “Inspection Period”) to inspect or cause to be inspected all of the physical and economic conditions of the Purchased Assets, access to which shall be granted to Purchaser and/or Purchaser’s agents and representatives, at all reasonable times, provided that Purchaser shall provide Seller with at least twenty-four (24) hours’ prior notice of each on-site inspection at the Purchased Assets. Purchaser shall have the right hereunder to conduct any environmental or other assessment of the Purchased Assets including sampling of environmental media, and in addition, Purchaser at its own cost may cause a Phase I Environmental Assessment of the Purchased Assets to be conducted by an environmental consultant of Purchaser’s choice. Purchaser shall not undertake any invasive testing procedures with respect to the Improvements or any portion of the Real Property without Seller’s additional prior written consent. Seller shall cause its Representatives to cooperate with Purchaser and its representatives in connection with such investigation and examination. If Purchaser is not satisfied with the results of such inspections, Purchaser may cancel this Agreement for any reason or no reason by providing written notice (in the manner described by Section 19 below) to Seller on or before 5:00 p.m. (EST) on the last day of the Inspection Period and shall thereupon promptly receive a refund of the Deposit and interest accumulated thereon and be relieved of any and all liability hereunder except as to Purchaser’s restoration obligations under this Section and Purchaser’s indemnification obligations as set forth in this Agreement. Purchaser agrees that in conducting any inspections, investigations or tests of the Purchased Assets, Purchaser and its agents and representatives will (i) not unreasonably interfere with the operation and maintenance of the Purchased Assets; (ii) not damage any part of the Purchased Assets or any personal property owned or held by any third party; (iii) not injure or otherwise cause bodily harm to Seller or its tenants, agents, invitees, contractors and employees; (iv) maintain commercial general liability insurance of $1,000,000.00 combined single limit for bodily injury, death, or property damage, covering any accident arising in connection with the presence of Purchaser, its agents or representatives, on the Purchased Assets; (v) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Purchased Assets; (vi) not permit any liens to attach to the Purchased Assets or any part thereof by reason of the exercise of Purchaser’s rights hereunder; (vii) not conduct any intrusive testing or soil borings (including, without limitation, any Phase II environmental tests) without Seller’s prior written consent (which may be withheld in Seller’s sole and absolute discretion), (viii) fully restore the Purchased Assets to the condition in which the same were found before any such inspections or tests were undertaken; and (ix) notify Seller of its inspections such that Seller and its agents and representatives may be present during any such inspection, investigation or test. Purchaser shall indemnify, defend, and hold Seller and the partners, shareholders, officers, directors, agents, employees, controlling persons and Affiliates of Seller (individually, a “Seller Party” and collectively, the “Seller Parties”) harmless from all losses, costs, liens, claims, causes of action, liability, damages and expenses, including, without limitation, reasonable attorneys’ fees, incurred by any Seller Party as a result of any entry by Purchaser (or its agents or representatives) onto the Purchased Assets, including, without limitation, any damage to the Purchased Assets or injury to persons resulting from entry upon or inspections, tests or investigations of the Purchased Assets conducted by or on behalf of Purchaser. Upon Seller’s request, Purchaser shall provide to Seller copies of tests, reports, and studies obtained by Purchaser with respect to the Purchased Assets. In the event this Agreement is terminated for any reason, Purchaser hereby agrees to promptly return to Seller all the due diligence information Seller provided to Purchaser and (ii) provide Seller with a copy of any third party reports they have obtained in connection with this Agreement if requested by Seller. The provisions of this Section and Purchaser’s indemnification obligations shall survive the Closing or the termination of this Agreement, as applicable.
11.2    Purchaser Acknowledgment. Purchaser hereby agrees to defend, indemnify and hold Seller harmless from and against any and all claims, causes of action, costs (including reasonable attorneys’ fees and costs), expenses, damages, liabilities or losses asserted against, suffered or incurred by Seller as a result of the use, spill, disposal, manufacture, storage or release of any hazardous or toxic wastes, substances, chemicals or materials by Purchaser or by any of Purchaser’s agents, contractors, employees, invitees, tenants, successors or assigns on or about the Purchased Assets. The indemnifications contained in this Section shall survive the Closing or the termination of this Agreement, as applicable.
Article XII
COSTS; CLOSING ADJUSTMENTS.
12.1    Costs.
(a)    Purchaser shall be responsible for:
(i)    all state, county and local fees required to be paid upon recording of the Deed with respect to the Purchased Assets.

(ii)    With respect to the Title Commitment: (1) the examination and search fees incurred by the Title Company to acquire the Title Commitment, (2) the base premium charged on the owner’s policy of title insurance issued to Purchaser pursuant to the Title Commitment and the costs of any endorsements or extended title insurance coverage requested by Purchaser, and (3) all costs related to any loan obtained by Purchaser for this transaction (including, without limitation, premiums for any loan title policy and endorsements, loan fees, and any applicable intangibles tax and mortgage tax).
(iii)    the cost of any leasing commissions for the option term of any lease that is exercised, or new lease executed after the Effective Date and for any tenant improvement costs, allowances or inducements related thereto and shall pay such amounts or credit Seller therefor at the Closing.
(b)    Seller shall pay for any New York realty transfer tax and sales tax due in connection with this transaction.
(c)    Each Party shall pay: 50% of the escrow charges of the Title Company and (2) their own respective attorneys’ fees.
12.2    Real Estate Taxes and Other Charges. Real estate taxes, utilities, including but not limited to water charges, sewer, rents and fuel, and all other customary items shall be adjusted, apportioned and allowed of the Closing Date, if necessary by an estimated tax bill, with the Closing Date being a day of income and expense to the Purchaser. If at any time up to the Closing Date, the Purchased Assets or any part thereof shall be or shall have been affected by an assessment or assessments for municipal improvements whether or not confirmed or completed an whether or not payable in installments, then for purpose of this Agreement, the proportional share of all of the unpaid installments of any such assessment(s), which are to become due and payable after the delivery of the Deed contemplated hereunder, shall be paid proportionally by Seller and Purchaser. Installments allocable to period prior to the Closing and unpaid as of the Closing Date shall be paid by the Seller or allowed as a reduction in the Purchase Price.
Article XIII
POSSESSION
13.1    Right to Possession. Right to possession of, and control over, the Purchased Assets shall transfer to Purchaser on the Closing Date. On the Closing Date, Seller shall:
(a)    Transfer possession to Purchaser with the Purchased Assets in broom clean condition, free of any and all drugs, pharmaceutical supplies, and other merchandise health and beauty products, home health care products or any other product, paraphernalia, packaging, or bottles.
(b)    Transfer and deliver to Purchaser all keys, pass keys, pass codes, security codes, locks and safe combinations and all other similar items in Seller’s possession as Purchaser may require to obtain occupation and control of the Purchased Assets.

(c)    Make available to Purchaser originals of all documents, instruments and agreements in Seller’s possession that are required to be transferred to Purchaser by this Agreement.
Article XIV
AS-IS, WAIVER AND RELEASE
As a material inducement to the execution and delivery of this Agreement by Seller and the performance by Seller of its duties and obligations hereunder, Purchaser does hereby acknowledge, represent, warrant and agree, to and with the Seller, that, subject to Seller’s representations and warranties contained in this Agreement, the Bargain and Sale Deed, and/or the Bill of Sale: (i) Purchaser is purchasing the Purchased Assets in an “AS-IS” condition as of the Closing Date with respect to any facts, circumstances, conditions and defects, latent or patent; (ii) Seller has no obligation to repair or correct any such facts, circumstances, conditions or defects or compensate Purchaser for same; (iii) by the Closing, Purchaser shall have undertaken all such physical inspections and examinations of the Purchased Assets as Purchaser deems necessary or appropriate under the circumstances, and that based upon same, Purchaser will be relying upon such inspections and examinations and the advice and counsel of its agents and officers, and Purchaser is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Purchased Assets; (iv) Seller is not making and has not made any warranty or representation with respect to all or any part of the Purchased Assets (including, but not limited to, any matters contained in documents made available or delivered to Purchaser in connection with this Agreement as an inducement to Purchaser to enter into this Agreement and thereafter to purchase the Purchased Assets or for any other purpose); and (v) by reason of all of the foregoing, Purchaser shall assume the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the physical and financial condition of the Purchased Assets, including without limitation the presence of any asbestos containing material, hazardous, toxic or radioactive waste, substance or materials in, on, under or about the Purchased Assets, and Purchaser hereby expressly and unconditionally waives and releases Seller and all of their parents, subsidiaries, Affiliates and partnerships, and its and their respective officers, directors, shareholders, partners, agents and employees, and their respective successors, heirs and assigns and each of them (individually and collectively, the “Released Parties”) from any and all rights and claims against Seller and/or the Released Parties with respect to the condition of the Purchased Assets, including without limitation any rights of Purchaser under the State or Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, or similar Laws. Subject to the foregoing limitation, Purchaser acknowledges and agrees that the foregoing waiver and release includes all rights and claims of Purchaser against Seller pertaining to the condition of the Purchased Assets, whether heretofore or now existing or hereafter arising, or which could, might, or may be claimed to exist, of whatever kind or nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, which in any way arise out of, or are connected with, or relate to, the condition of the Purchased Assets. The foregoing provisions shall survive the Closing Date and the consummation of the transaction contemplated by this Agreement.

Article XV
CASUALTY LOSS
15.1    Damage to Property. If, prior to the Closing Date, any substantial or material portion of the Purchased Assets is damaged or destroyed by fire or other casualty, then Seller shall promptly upon acquiring actual knowledge thereof deliver written notice to Purchaser of such casualty and the following provisions shall apply with respect to such casualty:
(a)    If such damage or destruction results in a casualty loss which would exceed $100,000.00 to repair, as determined by Seller in the exercise of reasonable discretion (the “Casualty Threshold”), either Purchaser or Seller shall have the right to terminate this Agreement by written notice to the other Party hereto received within ten (10) days after such notice of fire or other casualty, in which event this Agreement shall terminate and thereafter neither Party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If this Agreement is not terminated pursuant to this subsection, Seller and Purchaser shall be obligated to close the purchase and sale contemplated hereby.
(b)    If such damage or destruction results in a casualty loss in an amount not exceeding the Casualty Threshold, neither Purchaser nor Seller shall have such right to terminate this Agreement, except as otherwise provided in this Agreement.
(c)    At Closing, Seller shall assign to Purchaser all insurance proceeds payable under Seller’s insurance policies (if any) subject to the interest of any Liens on account of any such damage or destruction and credit to Purchaser all such insurance proceeds previously paid to Seller (if any), together with an amount equal to the amount of any insurance deductible applicable to the casualty loss. Seller shall not be obligated to repair or restore the damage to such Purchased Assets on account of such casualty.
Article XVI
CONDEMNATION
16.1    Condemnation Proceedings. In the event that notice of any action, suit or Proceeding shall be given prior to the Closing Date for the purpose of condemning all or any portion of the Purchased Assets, then neither Party shall have any right to terminate this Agreement and at Closing, the proceeds of such condemnation shall be assigned and belong to Purchaser.
Article XVII
DEFAULT
17.1    Seller Default. In the event that Seller shall be in material default hereunder for any reason other than Purchaser’s default, Purchaser may deliver a written notice to Seller stating with particularity the alleged default of Seller, the action required by Seller to cure such default, and Purchaser’s intent to exercise its remedies provided below if the default is not cured. Seller shall have ten (10) days after receipt of such notice to cure the alleged default to Purchaser’s reasonable satisfaction (and the Closing Date shall be delayed, if necessary, until the end of such ten (10) day period). In the event such default is not cured within such ten (10) day period, then Purchaser may elect, as its sole and exclusive remedy, to seek to enforce specific performance only for failure to cause the Purchased Assets to be conveyed in accordance with the terms and provisions hereof (without any reduction in the Purchase Price) or to terminate this Agreement by written notice to Seller and the Title Company, whereupon Purchaser shall be entitled to a full refund of the Deposit. It is expressly understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder other than a failure to cause the Purchased Assets to be conveyed in accordance with the terms and provisions of this Agreement. Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Purchased Assets is located on or before thirty (30) days following the date upon which the Closing was to have occurred.
17.2    Purchaser Default. In the event that Purchaser shall be in default hereunder for any reason other than Seller’s default, Seller may deliver a written notice to Purchaser stating with particularity the alleged default of Purchaser, the action required by Purchaser to cure such default and Seller’s intent to terminate this Agreement if the default is not cured. Purchaser shall have ten (10) days after receipt of such notice to cure the alleged default to Seller’s reasonable satisfaction (and the Closing Date shall be delayed, if necessary, until the end of such ten (10) day period). In the event such default is not cured within such ten (10) day period, then Seller may, as Seller’s sole and exclusive remedy for such default, terminate this Agreement by written notice to Purchaser and the Title Company, whereupon Seller shall be entitled to retain the Deposit as full liquidated damages for such default of Purchaser. It is hereby agreed that Seller’s damages in the event of a default by Purchaser hereunder are uncertain and difficult to ascertain, and that the Deposit constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as full liquidated damages. Purchaser covenants not to bring any action or suit challenging the amount of liquidated damages provided hereunder in the event of such default. Notwithstanding anything to the contrary contained herein, this provision shall in no way affect or impair Seller’s right of recovery under any indemnity given by Purchaser in favor of Seller under this Agreement.
Article XVIII
BROKER
18.1    Broker’s Commission. In connection with the consummation of the sale contemplated by this Agreement, Seller shall be solely responsible for paying a broker’s commission to CBRE/Rochester (“Seller’s Broker”) pursuant to the terms of a separate agreement. No commissions shall be due or payable to the Seller’s Broker unless and until the Closing contemplated hereby occurs. Purchaser and Seller each represent and warrant to the other that, except for the Seller’s Broker, they have not employed, retained or consulted with any other broker, agent or finder in connection with the solicitation of Purchaser, the negotiations in connection with this Agreement or the purchase and sale referenced herein and Purchaser and Seller shall indemnify each other and hold each other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys’ fees) which may be asserted or recovered against each other on account of any brokerage fee, commission or other compensation arising by reason of Purchaser’s or Seller’s breach of this representation and warranty.
Article XIX
Intentionally Deleted
Article XX
MISCELLANEOUS
20.1    Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the Laws of the State of New York without regard to conflicts of Laws or choice of Laws principles thereof that would cause the application of the Laws of any jurisdiction other than the State of New York.
20.2    Binding Effect. This Agreement shall bind the Parties hereto, their respective heirs, successors and assigns. Except as set forth in Section 20.5 hereof, neither Purchaser nor Seller may assign its interest hereunder without the prior written approval of the other Party.
20.3    Notices. Any notices, communications, requests or consents which may be given or are required to be given under the terms of this Agreement shall be in writing and shall be sent (i) by registered or certified mail return receipt requested, (ii) by Federal Express (or other nationally recognized overnight service), or (iii) by facsimile or email, if confirmed by a copy sent by overnight courier to Seller or Purchaser, as the case may be, at such Party’s address, as set forth in this Article XIV. Such notice, communication, request or consent shall be deemed to have been given (a) the date indicated on the duly completed United States Postal Service return receipt, or (b) on the first (1st) Business Day after delivery to the custody of a nationally recognized overnight courier service or (c) on the date sent by facsimile or email if confirmed as hereinabove provided. Either Party may designate any other name or address to receive notices.

If to Seller:	Rochester Drug Cooperative 50 Jet View Drive Rochester, New York Attn: John T. Kinney

With a copy to:	Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 Attn: Kelly A. Pronti, Esq. Email: kpronti@hselaw.com

If to Purchaser:	IEC Electronics Corp.
105 Norton Street
Newark, New York 14464 Attn: Thomas L. Barbato, CFO

With a copy to:	Underberg & Kessler LLP
300 Bausch & Lomb Place
Rochester, New York 14604
Attn: Katherine H. Karl, Esq.

20.4    Time for Performance. Time shall be of the essence for purposes of this Agreement.
20.5    Assignability. Purchaser shall not have the right to assign this Agreement and its rights hereunder without Seller’s prior written consent, unless such assignment is to a single asset entity in which Purchaser owns a controlling interest, in which case, Seller’s consent shall not be required, provided, however, that upon such assignment, Purchaser shall in no way be released or relieved of any of its obligations under this Agreement.
20.6    Number and Gender. Whenever required by the context or use in this Agreement, the singular word shall include the plural word and the masculine gender shall include the feminine and/or neuter gender, and vice versa.
20.7    Captions. The paragraph titles, headings and/or captions contained herein have been inserted solely as a means of reference and convenience. Such captions shall not affect the interpretation or construction of this Agreement and shall not define, limit, extend or otherwise describe the scope of this Agreement or the intent of any provision hereof.
20.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, all of which shall be deemed to be one and the same instrument. Facsimile or email transmission signatures shall be deemed original signatures.
20.9    Legal Counsel. Purchaser and Seller acknowledge that they have been, or have had the opportunity to be, represented by legal counsel in connection with this Agreement and that this Agreement is the product of extensive negotiations between the Parties. Purchaser and Seller agree that the fact that this Agreement or one or more provisions hereof were drafted by one Party or the other shall not affect the meaning or interpretation of this Agreement.

20.10    Contents Confidential. Purchaser agrees that the terms set forth in this Agreement shall remain totally and completely confidential and shall not be revealed or disclosed to any person or Party whatsoever, except: (i) with the prior written consent of Seller; (ii) as may be disclosed to Purchaser’s attorneys, accountants and other representatives that are involved in connection with the consummation of its transaction, and then only to the extent necessary to accomplish the transactions set forth herein, after having directed each such recipient of such information to maintain the confidentiality of such information; (iii) as may be required by applicable law; (iv) as may be necessary in connection with assisting Purchaser in obtaining necessary governmental approvals; and (v) in connection with any litigation between the Parties. If for any reason the Closing does not occur, Purchaser shall (i) return to Seller all materials and other information regarding the Purchased Assets, and (ii) immediately deliver to Seller all written studies, analyses, reports and assessments relating to any of the Purchaser’s investigations upon the request of Seller.
20.11    Waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by any Party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
20.12    Third Party Beneficiaries. Nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any Person other than the Parties hereto and their permitted successors and assigns. There are no third party beneficiaries to this Agreement.
20.13    Cooperation and Further Assurances. The Parties shall use their respective commercially reasonable efforts to (a) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to expeditiously satisfy the closing conditions set forth herein and to consummate the transactions contemplated hereby as promptly as practicable and evidence the consummation of the transactions contemplated hereby, and (b) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings in connection with the foregoing. Without further order of the Bankruptcy Court, Seller shall assist with such other post-closing matters as Purchaser may reasonably request.
20.14    Notification of Certain Matters. From time to time prior to the Closing Date, the Parties shall promptly notify each other of the occurrence or non-occurrence of any event or circumstance that as applicable, indicates (a) that any of the representations and warranties set forth herein may not be, will not be, or are not, true and correct, or (b) any failure on its part to comply with or satisfy, in any material respect, any covenant, agreement or condition to be complied with or satisfied by it pursuant hereto (any such notification, a “Required

Notification”); provided, however, that in each case, such disclosure shall not be deemed to (i) amend or supplement any Schedule hereto, or (ii) cure any breach of such representation, warranty, covenant or agreement or satisfy any condition set forth herein.
20.15    Entire Agreement. This Agreement, including the exhibits and schedules, contains the entire agreement between Seller and Purchaser pertaining to the transaction contemplated hereby and fully supersedes all prior agreements and understandings between Seller and Purchaser pertaining to such transaction. If any provision hereof is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect. This Agreement may be amended, modified, or supplemented only by an instrument in writing signed by the Parties.
[Remainder of this page intentionally left blank. Signature page(s) follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

PURCHASER:
IEC ELECTRONICS CORP., a Delaware Corporation

By:
Name:	Thomas L. Barbato
Title:	Chief Financial Officer

SELLER:

ROCHESTER DRUG CO-OPERATIVE, INC. a New York cooperative corporation

By:
Name:
Title:

EXHIBIT “A”
Legal Description
All that tract or parcel of land situate in the Town of Chili, County of Monroe and State of New York, known and described as Lot R-106 of the Jetview Business Park, Section 1, as shown on a map filed in the Monroe County Clerk's Office in Liber 295 of Maps, at page 76. The said lot fronts on the east side of Jetview Drive and is of the size and dimensions as shown on the filed map.

EXHIBIT “B”
Bargain and Sale Deed
Record and Return to:

Prepared by:
Harter Secrest & Emery, LLP
1600 Bausch & Lomb Place
Rochester, NY 14604

Bargain and Sale Deed
THIS DEED is made this ______ day of ___________, 2020 by and between ROCHESTER DRUG CO-OPERATIVE, INC., a New York cooperative corporation with an address of 50 Jet View Drive, Rochester, New York 14624 (the “Grantor”) and IEC Electronics Corp., a Delaware corporation with an address of 105 Norton Street, Newark, New York 14464 (the “Grantee”).
The words “Grantor” and “Grantee” shall mean all Grantors and all Grantees listed above.
Transfer of Ownership. The Grantor grants and conveys (transfers ownership of) the property (called the “Property”) described below to the Grantee. This transfer is made for the sum of FIVE MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($5,250,000.00). The Grantor acknowledges receipt of this money.
Tax Map Reference. Municipality of the Town of Chili, County of Monroe, State of Monroe, New York, Tax ID # 134.18-1-51.1.
Property. The Property consists of the land and the building and structures on the land in the Township of Chili, County of Monroe and State of New York. The legal description is: Please see attached legal description attached hereto as Exhibit “A” and made part hereof. Being and intending to convey the same Property conveyed to the Grantor by that certain Deed recorded ________________in Book _____, Page _____, in the Monroe County Clerk’s Office.
The street address of the Property is: 50 Jetview Drive, Chili, New York 14624.
This conveyance is made expressly subject to:
The lien for real property taxes for the current year if the same are not due and payable as of the date hereof, and any liens for special assessments which as of the date hereof are not due and payable;
1.    Recorded leases, agreements, easements, rights of way, covenants, conditions and restrictions, and other matters of record as the same may be of present force and effect;
2

2.    All zoning ordinances or statutes and building, use and occupancy restrictions of public record;
3.    All public and private roads and easements;
4.    All matters that would be disclosed or apparent on a current survey; and
5.    That in compliance with Section 13 of the Lien Law, the grantors will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvements and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose,
6.    Signatures. This Deed is signed and attested to by the Grantor’s and Grantee’s proper corporate officers as of the date at the top of the first page.
[Signatures contained on following page]
IN WITNESS WHEREOF, the Grantor has set its hand and seal as of the day and year first above written.

GRANTOR:

WITNESS:	ROCHESTER DRUG CO-OPERATIVE, INC.,
a New York cooperative corporation

By:
Name:
Title:

STATE OF            )
COUNTY OF            ) ss.:
On this ___ day of _______________, 2020, before me, the undersigned, a Notary Public in and for said State, personally appeared ___________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

GRANTEE:

WITNESS:	IEC ELECTRONICS CORP.
a Delaware Corporation

By:
	Name:	Thomas L. Barbato
	Title:	Chief Financial Officer

STATE OF            )
COUNTY OF            ) ss.:
On this ___ day of _______________, 2020, before me, the undersigned, a Notary Public in and for said State, personally appeared Thomas L. Barbato, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

EXHIBIT “C”

FORM OF BILL OF SALE
BILL OF SALE
ROCHESTER DRUG CO-OPERATIVE, INC., a cooperate corporation organized under the Laws of the State of New York whose address is 50 Jet View Drive, Rochester, New York 14624 (“Seller”), for and in consideration of the sum of TEN DOLLARS, to it paid by IEC ELECTRONICS CORP., a corporation organized and existing under the Laws of the State of Delaware whose address is 105 Norton Street, Newark, New York 14464 (“Purchaser”), the receipt whereof is hereby acknowledged, has granted, bargained, sold, transferred and delivered, and by these presents does grant, bargain, sell, transfer and deliver unto Purchaser, all fixtures, Equipment and other personal property located on, and/or used by Seller in connection with its use and operation of, the Real Property, as such term is defined in that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated as of __________ ___, 2020 by and between Seller and Purchaser (collectively, the “Transferred Property”). Except as expressly provided in the Purchase Agreement, this Bill of Sale and Seller’ conveyance of the Transferred Property is made without representation or warranty of any kind whatsover.
TO HAVE AND TO HOLD the same unto Purchaser forever.
IN WITNESS WHEREOF, I have hereunto set my hand this [●] day of [●], 2020.

SELLER:

ROCHESTER DRUG CO-OPERATIVE, INC.,
a New York cooperative corporation

By:
Name:
Title:

SCHEDULE 1

EXCLUDED ASSETS

1.    THREE (3) PC HARD DRIVES

2.    TWO (2) SMALL FANS (LASKSO/HONEYWELL)

3.    ALL IN ONE CPU

4.    FOUR (4) LAPTOPS

5.    IGLOO COOLER (ELECTRIC)

6.    HP LASERJET 600 M601 W/ STAND & PAPER TRAYS

7.    HP LASERJET PRO M402N PRINTER

8.    ACER MONITOR W/ KEYBOARD STAND, HP COMPAQ
PC HD (LABELED PC-CHECK A)

9.    THINKCENTRE W/ MONITOR & KEYBOARD

10.    PITNEY BOWES SEND PRO P1500 S/N 6012280
POSTAGE SYSTEM

11.    TWO (2) CRYSTAL ROCK WATER COOLERS

12.    KEURIG B30 COFFEE MACHINE W/ PRODUCT
DISPENSER CABINET & CURRENCY MACHINE

13.    SERVERS FOR RTP SYSTEM
INCLUDES: IBM POWER 8 ISERIES W/ ASSOCIATED DISK
DRIVES, TAPE DRIVES, POWER UNITS, HMC

14.    BARRACUDA MESSAGE ARCHIVER 400

15.    IBM POWER 720 ISERIES W/ ASSOCIATED DISK &
TAPE DRIVES & POWER UNITS, HMC

16.    ALL IN ONE CPU (HR ROOM)

17.    INVENTORY

18.    TRASH COMPACTORS

19.    FOUR (4) VENDING MACHINES

20.    VEHICLE FLEET